Exhibit 99.1

Ault Alliance Announces Preliminary Third Quarter Revenue of Over $52.5 Million

Ault Alliance Expects $190-$200 Million in Revenue for Full Year 2023

LAS VEGAS--(BUSINESS WIRE) – October 23, 2023 – Ault Alliance, Inc. (NYSE American: AULT), a diversified holding company (“Ault Alliance,” or the “Company”), with core interests in crane rental, data center activities, and its technology and finance operations (“Ault Venture Group”), is pleased to report preliminary unaudited third quarter 2023 revenue exceeding $52.5 million.

Preliminary unaudited revenues by business segment are as follows:

	Preliminary	Actual	Actual
Business Segment	Q3-2023	Q2-2023	Q3-2022
Circle 8 Newco LLC crane operations	$12,500,000	$12,672,000	$-
Sentinum, Inc. (“Sentinum”):
Cryptocurrency mining	7,600,000	8,368,000	4,146,000
Alliance Cloud Services, LLC	300,000	325,000	201,000
Ault Venture Group:
Ault Lending, LLC (“Ault Lending”)	(100,000)	9,525,000	13,360,000
Ault Global Real Estate Equities, Inc.	5,400,000	4,384,000	5,513,000
The Singing Machine Company, Inc.	15,900,000	2,625,000	17,114,000
BitNile Metaverse, Inc. (“BitNile Metaverse”)	18,000	45,000	-
Giga-tronics Incorporated (“GIGA”)	9,700,000	8,740,000	7,782,000
Imperalis Holding Corp. d/b/a TurnOnGreen, Inc.	1,200,000	724,000	1,662,000
Total revenue	$52,518,000	$47,408,000	$49,778,000

Focus on Cash Flow-Generating Subsidiaries

The Company is working diligently to focus on its cash flow-generating subsidiaries. “We’re proud of the performance in our Circle 8 crane operations and our Sentinum data centers. Cash flow is improving, and we have an eye towards future profitability,” said Milton “Todd” Ault III, Executive Chairman of Ault Alliance.

Sentinum Bitcoin Mining Update

The annualized revenue run rate of Sentinum Bitcoin mining is currently approximately $32 million, many times greater than the current market capitalization of Ault Alliance as a whole. The Company is continually perplexed by the market’s inability to value any cash-producing assets within the Company and remains committed to the long-term value of its operations, including its Sentinum Bitcoin mining operations.

Sentinum is currently building out an additional data center site in Montana. Sentinum plans to use the Montana site as a hosting facility for Bitcoin and other cryptocurrency miners.

Steady Advancements in Ault Venture Group and Defense Sector

The Ault Venture Group holds various public ownerships of companies and anticipates leveraging market opportunities over the next 12 months. GIGA, which does business as Gresham Worldwide, a defense company, reported revenue growth of over 12% from the last quarter. “The defense business, especially our Israeli division, is experiencing robust growth amidst the current conflict,” said Mr. Ault. The Company believes that GIGA is undervalued and is working with management to determine new strategic paths that may unlock the intrinsic value of the defense business and its subsidiaries.

Challenges at Ault Lending

Ault Lending faced challenges but shows early signs of stabilization. “We remain cautiously optimistic,” noted Mr. Ault. Revenues from our trading activities at Ault Lending includes net losses on equity securities, including unrealized gains and losses from market price changes. These gains and losses cause significant volatility in our periodic earnings.

Stabilization in Ault Global Real Estate Equities, Inc. Hotel Revenue

“Our Midwest hotel portfolio is showing stable seasonal revenue and hopes to capitalize on growing work travel trends and other opportunities in both Rockford, IL, and Madison, WI.,” said Mr. Ault. The Company previously announced that it seeks to sell the newly renovated hotels for approximately $100 million in addition to the decision to also list the St. Petersburg property for a $20 million asking price. The decision to list the properties is driven by the Company’s desire to focus on its core businesses.

Promising Outlook for BitNile Metaverse Business

While BitNile Metaverse is currently not contributing significantly to revenue, the Company anticipates increased revenue growth in its BitNile Metaverse business for 2024. “Starting from the ground up, we expect to see significant growth in this sector and will be announcing our future plans in the coming weeks,” added Mr. Ault.

Outlook for 2023

Ault Alliance projects a total consolidated revenue of $190-200 million for the fiscal year ending December 31, 2023. “Our focus is on delivering a foundation of stable revenue with year-over-year growth,” concluded Mr. Ault.

Statement on Company’s Common Stock Performance

Mr. Ault notes that the performance of the Company’s common stock remains unacceptable. “We are working diligently to articulate the Company’s growth prospects to the market. We are making dramatic improvements across our business lines and are focused on building a more stable enterprise. While we maintain our belief in the holding company model, we are incredibly disappointed in the stock’s performance,” added Mr. Ault.

For more information on Ault Alliance and its subsidiaries, Ault Alliance recommends that stockholders, investors, and any other interested parties read Ault Alliance’s public filings and press releases available under the Investor Relations section at www.Ault.com or at www.sec.gov/.

About Ault Alliance, Inc.

Ault Alliance, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, Ault Alliance owns and operates a data center at which it mines Bitcoin and offers colocation and hosting services for the emerging artificial intelligence ecosystems and other industries, and provides mission-critical products that support a diverse range of industries, including metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma, consumer electronics, hotel operations and textiles. In addition, Ault Alliance extends credit to select entrepreneurial businesses through a licensed lending subsidiary. Ault Alliance’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.ault.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8- K. All filings are available at www.sec.gov and on the Company’s website at www.ault.com/.

Ault Alliance Investor Contact:

IR@Ault.com or 1-888-753-2235